May 8, 2014

OTCBB:INBD

Innovate Building Systems, Inc. Announces Acquisition of Alberta Company

EDMONTON, ALBERTA --(BUSINESS WIRE)—Innovate Building Systems, Inc. (BB:INBD) (the ”Company”) announced today that it has entered into a definitive agreement to acquire 100% of the issued and outstanding shares of  Innovate Building Systems Inc., an Alberta corporation  ("Innovate"), effective May 1, 2014, for total share consideration of 96 million shares of INBD. The shares have been placed in escrow until completion of the two year audit of Innovate.

Innovate is in the business of constructing modular building structures to provide premium living conditions primarily for major oil companies in northern Canada. Innovate also builds modular units for multi-residential construction.

The Company has recently changed its name to Innovate Building Systems Inc. The current owners of Innovate, Jason Boldt and Kevin Grady will become directors and officers of INBD.

For further information about Innovate, please visit the web site at www.get-innovate.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in INBD's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission ("SEC") and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, and may also include the risks and uncertainties associated with a failure to consummate or a delay in the consummation of the proposed transaction, including as a result of a failure to satisfy the conditions to closing in a timely manner or at all. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what INBD projected. Any forward-looking statement in this release reflects INBD’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to INBD's operations, results of operations, growth strategy and liquidity. INBD assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.